DATED 24th February 2005

PAUL HUCKER and others

- and -

AZUR INTERNATIONAL, INC

AGREEMENT
for the sale and purchase of the entire issued share capital of AIRTEK SAFETY LIMITED

Field Seymour Parkes
The Old Coroner's Court
No 1 London Street
P O Box 174
Reading
Berkshire
RG1 4QW

36990.4

THIS AGREEMENT is dated 24th February 2005

BETWEEN:-

(1) **THE PERSONS** whose names and addresses are set out in column 1 of Part 1 of Schedule 1 (each person being a "Seller" and together being the "Sellers")

(2) **AZUR INTERNATIONAL, INC**, a Nevada Corporation also registered at 801 Bricknell Avenue Suite 900 Miami FL 33131 ("the Purchaser")

RECITALS:-

(A) The Company (as defined below) is a private limited company

(B) The Sellers are the beneficial owners of the entire issued share capital of the Company in the proportions set out opposite their respective names in column (2) of Schedule 1

(C) The Sellers wish to sell and the Purchaser is willing to purchase the Shares (as defined below) for the consideration and on the terms and subject to the conditions set out in this Agreement

IT IS AGREED as follows:-

1. Definitions

1.1 In this Agreement (unless the context otherwise requires) the following words and expressions shall have the following meanings:-

"the Accounts Date"	30 September 2003
"the Accounts"	the Balance Sheet and the profit and loss account of the Company for the financial period ended on the Accounts Date and including the notes to such accounts and the Directors' Report thereon
"the Agreed Form"	in relation to any document the draft of that document agreed between the Sellers and the Purchaser and for the purposes of identification initialled by or on behalf of the Parties
"Balance Sheet"	the audited balance sheet of the Company as at the Accounts Date forming part of the Accounts
"Business"	the business of construction and safety equipment sales and rentals as carried out by the Company as at the Completion Date

"Business Day"	a day (not including Saturday and Sunday) on which banks are open for business in London
"Claim"	a bona fide claim by the Purchaser against the Sellers:- (i) seeking damages for a breach of this Agreement; or (ii) seeking to be indemnified pursuant to this Agreement
"Company"	Airtek Safety Limited details of which are set out in Schedule 2
"Completion"	the performance by the Parties of the obligations respectively undertaken by them in Clause 5 on the Completion Date
"Completion Date"	the date of this Agreement
"Connected Person"	has the meaning in Section 839 of the Income and Corporation Taxes Act 1988 and references to a person being connected to another shall be construed accordingly
"Consideration Shares"	the 3,741,333 shares of $3 each in the capital of the Purchaser to be issued to the Sellers in accordance with Clause 3 and Schedule 1
"Deferred Consideration"	means the deferred consideration to be paid by the Purchaser to the Sellers in accordance with Clause 3 and in the proportions set out in Column 3 of Schedule 1
"Deferred Payment Date"	means the date six calendar months from the Completion Date or in the event that such date does not fall on a Business Day on the next Business Day thereafter
"Disclosure Letter"	the letter of even date from the Sellers to the Purchaser
"Escrow Agreement"	the escrow agreement to be entered into between the Purchaser and each of the Sellers in the Agreed Form
"Finally Decided"	in relation to a Claim means either:-

(i) agreed in writing between the Purchaser and the Sellers; or

(ii) determined by a court of competent jurisdiction in the United Kingdom from which there is no further appeal or from whose judgement or decree the Sellers or the Purchaser (as the case may be) do or does not appeal within the applicable time limit; or

(iii) declared to the Purchaser by a barrister of at least 5 years standing as being more than likely to succeed

"Intellectual Property"	all intellectual property rights including without limitation patents, trade marks and/or service marks (whether registered or unregistered) in any designs, unregistered designs and copyrights and any applications for any of the foregoing in any part of the world and the copyright in all drawings plans specifications designs and computer software owned by the Company and all Know How and confidential information so owned
"IT Systems"	all computer hardware and software owned or used by the Company
"Know How"	all information (including that comprised in or derived from data discs, tapes, manuals, source codes, flow charts, catalogues and instructions) relating to the services provided by the Company
"Leasehold Property"	the leasehold property short particulars of which are set out in Schedule 3
"Management Accounts"	the draft consolidated accounts of the Company for the period ended on 31 December 2004
"Parties"	the Sellers and the Purchaser
"Planning Acts"	the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Consequential Provisions) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning and

	Compensation Act 1991 and the Local Government Planning and Land Act 1980
"Purchase Price"	the sum of £6,100,000 payable in accordance with the provisions of Clause 3
"Purchaser's Solicitors"	Albert J. Lazo General Counsel Azur International Inc. 810 Brickell Avenue Suite 900
"the Sellers"	The persons whose names and addresses are set out in column 1 of Part 1 of Schedule 1
"Sellers' Solicitors"	Field Seymour Parkes of The Old Coroner's Court No 1 London Street Reading RG1 4QW
"the Shares"	the 133,000 issued Ordinary Shares of £1 each in the Company representing 100% of all issued and outstanding shares in the Company all of which are beneficially owned by the Sellers in the proportions set opposite their respective names in Column (2) of Schedule 1
"Taxes Act"	Income and Corporation Taxes Act 1988
"Warranties"	the representations and warranties given by the Warrantors which are referred to in Clause 6 and set out in Schedule 4
"Warrantors"	the Sellers but excluding Andrew R Fowles, Rita Mary Jane Cox and Michael Millard

1.2 References to any statutory provisions are to those provisions as from time to time amended extended re-enacted or consolidated and (so far as liability thereunder may exist or can arise) shall include also any prior statutory provisions (as from time to time amended extended re-enacted or consolidated) which such provisions have directly or indirectly replaced

1.3 Words denoting the masculine gender shall include the feminine and neuter genders and words denoting the singular shall include the plural and vice versa

1.4 References to persons shall include individuals, bodies corporate, unincorporated associations and partnerships

1.5 References to Clauses and Schedules are (unless otherwise stated) to clauses of and schedules to this Agreement and references to this Agreement include the Schedules

1.6 The headings in this Agreement and the Schedules are inserted for convenience only and shall not affect the construction of this Agreement

1.7 The Schedules shall be deemed to be fully incorporated in this Agreement

1.8 The Seller shall include the estate and personal representatives of a Seller

2. **Sale and Purchase**

2.1 Each of the Sellers other than Andrew R Fowles, Rita Mary Jane Cox and Michael Millard shall sell with full title guarantee and the Purchaser shall purchase with effect from Completion those of the Shares set opposite each Seller's name in column (2) of schedule 1 free from all claims liens charges equities and encumbrances and together with all rights and advantages now or hereafter attached belonging or accruing thereto (including without limitation any dividend or other distribution declared paid or made on or after the date of this Agreement) and otherwise upon the terms and subject to the conditions set out in this Agreement

2.2 Each of the Sellers undertakes with the Purchaser so far as within his power to exercise his powers and votes towards procuring the taking of such steps (including any steps to be taken by the Company or the directors of the Company) as may be necessary to enable the provisions of this Agreement to be given full force and effect

2.3 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously

2.4 Each of the Sellers waives any pre-emption rights that he might have in respect of the transfer of any of the Shares to the Purchaser whether such rights were conferred on him by the Articles of Association of the Company or by any agreement between the Sellers

3. **Consideration**

3.1 The consideration payable by the Purchaser for the sale and purchase of the Shares shall be the sum of £6,100,000 which shall be payable by the Purchaser to the Sellers in accordance with the provisions of this Clause 3

3.2 The Deferred Consideration shall (subject to Clause 3.4 below) be paid by the Purchaser to the Sellers in the proportions set out in column 3 of Schedule 1 on or prior to the Deferred Payment Date in accordance with Clause 3.6 below

3.3 In the event that the Purchaser fails to pay the Deferred Consideration pursuant to Clause 3.2 then each of the Sellers may exercise his right

to procure the transfer to him by the Purchaser of those of the Shares transferred by him at Completion in accordance with the terms of the Escrow Agreement

3.4 All of the Sellers (acting together) may at any time between the Completion Date and the Deferred Payment Date (subject to Clause 3.5 below) by notice in writing to the Purchaser require the Purchaser to allot to them the Consideration Shares set out in column 4 of Schedule 1. On the lawful registration of all of such Consideration Shares in the names of the Sellers the Sellers shall forthwith cease to be entitled to payment of the Deferred Consideration set out in column 3 of Schedule 1

3.5 The entitlement of the Sellers to the allotment of Consideration Shares pursuant to Clause 3.4 above shall lapse immediately on receipt by them of payment of all of the Deferred Consideration pursuant to Clause 3.2 above

3.6 Payment of the Deferred Consideration (if any) shall be made by telegraphic transfer to the account of the Sellers' Solicitors (who are authorised to receive the same and delivery to whom shall be a good discharge to the Purchaser who shall not be obliged to see to the apportionment thereof as between the Sellers) as follows :-

Field Seymour Parkes Client Account
Barclays Bank Plc
3/5 King Street
Reading
Berkshire
RG1 2HD

Sort Code:	20 71 03
Client Account No:	80370304

4. **Set Off**

The Purchaser may in full and final settlement of a Claim that has been Finally Decided set off against the Deferred Consideration (among the Sellers in proportion to the number of Shares held by each of them as set out in column 2 of Schedule 1) the Finally Decided amount of any such Claim.

5. **Completion**

5.1 Completion shall take place at the offices of the Purchaser's Solicitors or such other place as may be agreed by the Parties immediately following the execution of this Agreement

5.2 On Completion:-

5.2.1 The Sellers shall deliver to the Purchaser:-

5.2.1.1 Stock transfer forms in respect of the Shares duly executed in favour of the Purchaser or its nominee

as the Purchaser may direct together with the appropriate share certificates;

5.2.1.2 such other documents as may be required to give a good title to the Shares and to enable the Purchaser or its nominee to become the registered holders thereof

5.2.1.3 the Disclosure Letter

5.2.1.4 the Escrow Agreement

5.2.2 The Sellers will procure that a board meeting of the Company is held at which the directors shall:-

5.2.2.1 approve the transfers referred to in Clause 5.2.1 subject to stamping and resolve that the transfers be registered in the Company's Statutory Books;

5.2.2.2 (if requested by the Purchaser) revoke all existing bank mandate authorities to bankers in respect of the operation of the bank accounts of the Company and give authority in favour of such persons as the Purchaser may nominate to operate such accounts

5.2.3 Subject to the performance by the Sellers of their obligations set out above the Purchaser shall:-

5.2.3.1 deliver to each of the Sellers a counterpart of the Escrow Agreement;

5.2.3.2 deliver to the Sellers a counterpart of the Disclosure Letter

5.3 The Sellers hereby consent to the Purchaser treating the effective date of this Agreement as 1 January 2005 for the purposes of its consolidated accounts.

6. **Warranties and Indemnities**

6.1 Each of the Warrantors hereby warrants to the Purchaser in the terms of Schedule 4 save as disclosed in the Disclosure Letter and each of the Warrantors agrees and acknowledges that the Purchaser is entering into this Agreement in reliance on such Warranties

6.2 Each of the Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other Clause or anything contained in this Agreement

6.3 The Warranties shall have effect subject to any exceptions fully and fairly disclosed in the Disclosure Letter but no other information relating to the Company of which the Purchaser has knowledge shall prejudice any claim made by the Purchaser under the Warranties or operate to reduce any amount recoverable thereunder

6.4 Each of the Sellers acknowledge that the Purchaser is relying on the Warranties and the Disclosure Letter and is not affected by any other information of which it or its agents or advisers may have actual or constructive knowledge

6.5 In addition to anything else provided in this Agreement the liability of the Warrantors under the Warranties shall be limited:-

6.5.1 by any matter provided for in this Agreement;

6.5.2 by any matter or thing done or omitted to be done prior to Completion at the written request of or with the written approval of the Purchaser;

6.5.3 to the extent that any claim arises as to consequence of a change in any law, rule or regulation (or their interpretation) or administrative practice of any government, governmental department, agency or regulatory body taking effect after the date of this Agreement;

6.5.4 which would not have arisen but for an act or omission carried out after the date of this Agreement (otherwise than in the ordinary course of business) by the Purchaser or the Company and which was carried out by such person in the knowledge that it would result in an increase in the liability of the Warrantors under or in respect of the Warranties

6.6 In the absence of fraud, dishonesty or wilful concealment on the part of the Warrantors or their agents or advisers the liability of the Warrantors in respect of the Warranties shall be limited as follows:-

6.6.1 the Warrantors shall not be liable unless the amount of each such claim is equal to or exceeds £5,000

6.6.2 the maximum liability of each Warrantor in respect of all or any claims shall not exceed in aggregate the amount of the Purchase Price paid by the Purchaser to that Seller;

6.6.3 the liability of the Warrantors shall terminate on the second anniversary of Completion

6.7 If any claim under this Agreement is notified to the Warrantors and without prejudice to its validity the Purchaser shall allow the Warrantors and their professional advisers to investigate the basis for that claim. For such purpose the Purchaser shall give all such assistance as the Warrantors or their advisers may reasonably request including access to and copies of any relevant documents or other information in the possession of the Purchaser. The Warrantors shall pay the reasonable out of pocket expenses of the Purchaser in providing or procuring such assistance

6.8 Any amounts payable by the Warrantors to the Purchaser under this Agreement shall constitute a reduction of the Purchase Price received by them under this Agreement

6.9 The Purchaser shall not be entitled to recover in respect of more than one claim under the Warranties in relation to the same subject matter

6.10 If any of the Warrantors makes any payment by way of damages for breach of the Warranties (the "Damages Payment") and within 6 months of the making of the relevant payment the Company or the Purchaser receives from a third party a payment otherwise than from that Warrantor which would not have been received but for the circumstance directly giving rise to the claim in respect of which the Damages Payment was made the Purchaser shall, once it or the Company has received such payment, forthwith repay to that Warrantor an amount equal to the less of the amount of such payment or the Damages Payment

6.11 The Purchaser acknowledges that nothing in this Agreement affects its common law duty to mitigate any losses suffered by it as a result of a breach of the Warranties

6.12 All representations, Warranties, covenants, and agreements contained in this Agreement, and in any certificate, Schedule, document, or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby in all cases shall be deemed to have been relied upon by the parties hereto, and shall survive the Completion. The representations, Warranties, covenants, and agreements contained in this Agreement or any certificate, Schedule, document, or other writing delivered pursuant hereto shall not be affected by any investigation, verification, or examination by any Party hereto or by any person acting on behalf of any such Party.

6.13 The Warrantors agree to indemnify, defend, and save the Purchaser and its shareholders, directors, officers, employees, owners, agents, affiliates, and their respective successors and assigns or heirs and personal representatives, as the case may be (each a "Purchaser for the purpose for the remainder of this Clause"), harmless from and against, and to promptly pay to Purchaser or reimburse Purchaser for any and all losses, damages, expenses (including, without limitation, court costs, amounts paid in settlement, judgments, reasonable attorneys' fees, or other expenses, including, without limitation, those arising out of the enforcement of this Agreement), suits, actions, claims, deficiencies, liabilities, or obligations, (collectively, the "*Losses*"), sustained or incurred by such Purchaser relating to, caused by or resulting from:

6.13.1 any breach of warranty of the Sellers contained in this Agreement or in any other documents, instruments or certificates delivered by the Sellers pursuant to this Agreement, or

6.13.2 any failure of the Warrantors or the Company to fulfil or satisfy any covenant or agreement contained herein or in any document, instrument or certificate delivered by the Sellers pursuant to this Agreement

6.14 In the event that following Completion the Purchaser receives notice of the assertion of any claim or of the commencement of any action, suit, or proceeding by any person who is not a Party to this Agreement (including, without limitation, any Governmental Authority) (a "*Third-Party Claim*," with respect to which the Warrantors (the "*Indemnifying Party*"), may be required to provide indemnification under this Agreement, the Purchaser shall promptly give written notice, together with a statement of any available information regarding such claim (collectively, the "*Third-Party Indemnification Notice*"), to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon delivering written notice to the Purchaser (the "*Defence Notice*") within thirty (30) days after receipt from an Purchaser of a Third-Party Indemnification Notice, to conduct, at the Indemnifying Party's sole cost and expense, the defence against such Third-Party Claim in the Indemnifying Party's own name, or, if necessary, in the name of the Purchaser; provided, however, that the Purchaser shall have the right to reasonably approve the defence counsel representing the Indemnifying Party.

6.15 In the event that the Indemnifying Party shall fail to give the Defence Notice within the time and as prescribed by Clause 6.14 then in any such event the Purchaser shall have the right to conduct such defence in good faith, but the Purchaser shall be prohibited from compromising or settling any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. In addition, if either the Purchaser or the Indemnifying Party reasonably determines that there may be a conflict between the Indemnifying Party and the Purchaser in conducting the defence of such Third Party Claim, then the Purchaser shall have the right to conduct such defence in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Purchaser shall be prohibited from compromising or settling any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

6.16 In the event that the Indemnifying Party does deliver a Defence Notice and thereby elects to conduct the defence of the subject Third-Party Claim, the Purchaser will co-operate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole cost and expense of the Indemnifying Party. Regardless of which party defends such claim, the other party hereto shall have the right at its own cost and expense to participate in the defence of any Third-Party Claim assisted by counsel of its own choosing. Without the prior written consent of the Purchaser, the Indemnifying Party will not enter into any settlement of any Third-Party Claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Purchaser for which the Purchaser is not entitled to indemnification hereunder.

6.17 Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and

shall be conclusively deemed to be an obligation with respect to which the Purchaser is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgement or order. To the extent that the consent or approval of either the Indemnifying Party or the Purchaser is required in this Clause 6.13 to 6.17, any such consent or approval shall not be unreasonably withheld and will be deemed given in the absence of a written response within ten Business Days of any request therefore.

6.18 Any failure by the Purchaser to give a timely, complete, or accurate Third-Party Indemnification Notice as provided in this Clause 6.13 to 6.17 or Indemnification Notice as provided in Clause 6.19 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such Third-Party Indemnification Notice or Indemnification Notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially adversely affected or materially damaged as a result of such failure to give a timely, complete, and accurate Third-Party Indemnification Notice or Indemnification Notice.

6.19 In the case of a claim for indemnification under Clause 16.13, upon determination by the Purchaser, as the case may be, that it has a claim for indemnification, the Purchaser shall deliver notice of such claim to the Indemnifying Party, setting forth in reasonable detail the basis and amount of such claim for indemnification (each, an "*Indemnification Notice*"). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Purchaser in writing (the "*Indemnification Dispute Notice*") that the basis of or the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the grounds of such dispute. In the event that an Indemnification Dispute Notice is not given to the Purchaser within the required thirty-day period, the Indemnifying Party shall be obligated to pay to the Purchaser the amount set forth in the Indemnification Notice within 60 Business Days after the date that the Indemnification Notice had been given to the Indemnifying Party

7. <u>Restrictive Covenants</u>

7.1 In this Clause 7 the following words and expressions shall have the following meanings save where the context otherwise requires:-

"the Prohibited Area"	the European Union and the United States of America
"the Relevant Period"	the period of 42 months commencing on the Completion Date

7.2 Since the Sellers have knowledge of trade secrets of the Company in the field of the Business and also other confidential information of the Company and in consideration of the sale and purchase hereunder each of the Sellers agrees with the Purchaser to be bound by the following restrictions:

7.2.1 that he will not during the Relevant Period without the previous written consent of the Company and the Purchaser either alone or jointly with any person firm or company directly or indirectly carry on be engaged concerned or interested in any business which is in competition with the Business within the Prohibited Area;

7.2.2 that he will not during the Relevant Period on his own behalf or on behalf of any other person firm or company directly or indirectly within the Prohibited Area seek to procure or solicit orders from any person firm or company who on or at any time during the period of 12 months immediately preceding Completion or during the Relevant Period is or was a client or customer of the Company

7.2.3 that he will not during the Relevant Period on his own behalf or on behalf of any other person firm or company directly or indirectly within the Prohibited Area seek to deal or otherwise do business with in competition with the Business any person firm or company who on or at any time during the period of 12 months immediately preceding Completion or during the Relevant Period is or was a client or customer of the Company

7.3 The Sellers shall procure that all companies and firms owned or controlled by them shall be bound by and observe the provisions of this Clause 7

7.4 It is agreed between the Parties that whilst the restrictions set out in Clause 7.2 are considered fair and reasonable, if it should be found that any of the restrictions be void as going beyond what is fair and reasonable in all the circumstances and if by deleting part of the wording or substituting a shorter period of time or different geographical limit or a more restricted range of activities for any of the periods of time, geographical limits or ranges of activities set out in Clause 7.2 it would not be void then there shall be substituted such next less extensive period and/or limit and/or activity or such deletions shall be made as shall render Clause 7.2 valid and enforceable

7.5 The Sellers agree that having regard to the circumstances the restrictive covenants in this Clause are reasonable and necessary for the protection of the Business of the Company and that they do not work harshly against them

8. Confidentiality

Each of the Sellers recognises that by reason of his ownership of shares in the Company, such Seller has acquired confidential information and trade secrets concerning the Company, the use or disclosure of which could cause the Company and/or the Purchaser substantial loss. Accordingly, in consideration for the payment of the Purchase Price, which is recognised as

adequate by the Sellers, each of the Seller covenants and agrees with Purchaser that, with effect from the Completion Date, none of the Sellers will at any time, except with the prior written consent of the Purchaser as evidenced by a resolution of the Board of Directors of the Purchaser, directly or indirectly, disclose any confidential information that he has acquired or may acquire, or use such information in a manner detrimental to the interest of the Purchaser or the Company unless

(i) such information becomes known to the public generally through no fault of the Sellers,

(ii) disclosure of such information is required by law, or

(iii) any Seller reasonably believes that such disclosure is required in connection with the defence of a claim against such Seller, PROVIDED THAT prior to disclosing any information pursuant to this Clause 8, the relevant Seller shall give prior written notice of such proposed disclosure to the Purchaser, provide the Purchaser with the opportunity to contest such disclosure, and shall co-operate with all reasonable efforts to prevent such disclosure. The term "*confidential information*" includes, without limitation, information not previously disclosed to the public by the management of the Purchaser with respect to the products, facilities, intellectual property (including, without limitation, methods and trade secrets), software, source code, systems, procedures, manuals, reports, price lists, customer lists, financial information, business plans, prospects, or opportunities of Purchaser, or any of its affiliates or the Business.

9. Effect Of Completion

Completion shall not in any way prejudice or affect the operation of the provisions of this Agreement which contemplate or are capable of operating or taking effect after Completion and accordingly all those provisions (including but not limited to the Warranties referred to in Clause 5 and set out in Schedule 4) shall continue in full force and effect after Completion

10. Costs

Each Party to this Agreement shall pay its own costs and expenses of and incidental to this Agreement and the sale and purchase hereby agreed to be made

11. Notices

All notices, demands and requests which may be given or which are required to be given by either Party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed received (a) when personally delivered to the party to receive such notice or (b) three (3) business day after deposit with a commercial express delivery service, with delivery costs prepaid and return receipt requested, or

(c) three (3) days after deposit in any post office or mail receptacle regularly maintained by the United States Government, certified or registered mail, return receipt requested, postage prepaid, or if being sent from the UK by pre-paid courier with the ability to confirm receipt, addressed as follows:

As to Airtek:	AIRTEK SAFETY LIMITED Unit 25 Waterfront Business Park Fleet Hampshire
As to Purchaser:	AZUR INTERNATIONAL, INC. 801 Brickell Avenue, Suite 900 Miami, FL 33131
As to the Sellers:	At each of the addresses set out in column 1 of Schedule 1

12. **Entire Agreement**

This Agreement (together with any documents referred to herein) constitutes the entire agreement between the Parties with respect to the subject matter hereof and no variation of the provisions hereof shall be effective unless in writing signed by (or by some person duly authorised by) each of the Parties

13. **General**

13.1 Save where otherwise herein specified the liability of the Warrantors hereunder shall be joint and several

13.2 This Agreement shall be binding on and shall enure for the benefit of each Party's successors in title and personal representatives (as the case may be)

13.3 None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of all the Parties

13.4 Except as expressly stated in this Agreement a person who is not a Party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999

13.5 Only a written instrument executed by the party or parties to be bound thereby may amend this Agreement

13.6 If any provision of this Agreement is held to be illegal invalid or unenforceable under present or future laws such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal invalid or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal invalid or unenforceable provision or by its severance from this Agreement

13.7 The waiver by any party hereto of the other party's prompt and complete performance or breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any

subsequent breach or violation and the waiver of either party to exercise any right or remedy that it may possess shall not operate or be construed as a bar to the exercise of such right or remedy upon the occurrence of any subsequent breach or default

13.8 In the event that a Party to this Agreement ("the Notifier") becomes aware of a breach of this Agreement by any other Party ("the Recipient") then the Notifier shall immediately notify the Recipient of such breach and shall specify in reasonable detail the circumstances of such breach. Any claim by any party for breach of the terms and obligations of this Agreement shall only be enforceable after the expiry of 30 calendar days from receipt by the Recipient of such notice and only provided that such breach has not been rectified in full by the Recipient in the meantime

13.9 Notwithstanding anything else herein contained or in any other document referred to herein Spread Trustee Company Limited assumes no personal liability and assumes no other liability under or in connection herewith or under or in connection with any other document referred to herein except as trustees of the Guernsey law trust known as "The John Duggan Settlement" which maximum liability shall in any event be limited in aggregate to and recoverable only from the trust fund from time to time of the said trust available to satisfy such liability

14. Further Assurance

The Sellers shall at any time after the date of this Agreement do and execute and shall use all reasonable endeavours to procure any other necessary party to do and execute all such further acts things deeds and documents as may be necessary to give full benefit of the terms of this Agreement to the Purchaser

15. Governing Law

This Agreement shall be governed by and construed in accordance with English Law and the Parties hereby submit to the non-exclusive jurisdiction of the English Courts as regards any claim or matter arising under this Agreement

16. Counterparts

This Agreement may be executed in any number of counterparts by the different Parties on separate counterparts, each of which when executed and delivered shall constitute an original but all of which shall together constitute one and the same instrument

IN WITNESS whereof these presents have been entered into the day and year first before written

SCHEDULE 1
Part 1
The Sellers

(1) Name and Address of Seller	(2) Number of Shares	(3) Amount of Consideration payable	(4) No of Consideration Shares to be issued (at $3 each)
Andrew R Fowles, Rita Mary Jane Cox and Michael Millard Executors of Stephen Cox deceased 90 Park Street Camberley Surrey GU15 3NY	19,000	567,740	348,214
Paul Martin Hucker 2 Redoaks Fullers Road Rowledge Farnham Surrey	20,000	699,000	428,720
David Norman 26 Forbury Avenue Sawbridgeworth Hertfordshire CM21 9BG	2,000	59,000	36,187
Graham Parsons Rommatt Warbrook Lane Eversley Basingstoke Hampshire RG27 OQJ	10,000	295,000	180,933
Alan Smith Silverwood Church Lane Ewshot Nr Farnham Hampshire GU10 5BD	5,000	147,500	90,467
Richard Stephenson 151 Aldershot Road Fleet Hampshire GU51 3GZ	25,000	950,000	582,666
Colin Hutchinson 52 Oasthouse Drive Fleet Hampshire TU52 8UL	19,000	1,690,880	1,037,073
Spread Trustee Company Limited as trustee of a Guernsey law trust known as "the John Duggan Settlement" and not otherwise c/o P O Box No 199 Commerce House St Peters Port Guernsey GY1 3HB	33,000	1,690,880	1,037,073
Total	133,000	6,100,000	3,741,333

SCHEDULE 2

Basic Information concerning the Company

1.	Name:	Airtek Safety Limited
2.	Registered Number :	03617730
3.	Date of Incorporation:	18 August 1998
4.	Registered Office :	Unit 25 Waterfront Business Park Fleet Hampshire
5.	Authorised Share Capital:	900,000 ordinary shares and 100,000 non-voting ordinary shares all of £1 each
6.	Issued Share Capital :	133,000 ordinary shares of £1 each
7.	Directors :	John David Cose John Francis Duggan Colin William Hutchinson
8.	Secretary :	John David Cose
9.	Subsidiary Companies (Wholly Owned):	Airmat Safety Products Limited (dormant) Airmat Safety Products Hire Limited (dormant) Airtek Protection Limited

SCHEDULE 3

Particulars of the Leasehold Property

Description	Tenure
Unit 22 Waterfront Business Park Fleet Hampshire GU51 3QT United Kingdom	Leasehold
Unit 25 Waterfront Business Park Fleet Hampshire GU51 3QT United Kingdom	Leasehold

SCHEDULE 4

Warranties

1 **Organisation and Qualification**

1.1 The Company is a company duly organised, validly existing and in good standing under the laws of England, with all requisite power and authority and legal right to own, operate and lease its properties and assets and to carry on its business and operations as they are now being conducted. The Company is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business and operations requires such licensing or qualification

1.2 The Company has delivered to the Purchaser a complete and correct copy of any and all shareholders agreements (if any) and the Memorandum and Articles of Association of the Company

2 **Authorisation**

The Sellers and the Company have full power and authority to execute and deliver and to perform their obligations under this Agreement. The execution and delivery of this Agreement by the Sellers and the performance of their obligations hereunder have been duly authorised by all requisite corporate action, including, without limitation, by the Board of Directors and the shareholders of the Company. No other corporate action on the part of the Company is necessary to authorise the execution and delivery of this Agreement or the performance of its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Sellers and constitutes a legal, valid and binding obligation of the Sellers enforceable against the Sellers in accordance with its terms.

3 **No Violation**

Neither the execution nor delivery of this Agreement by the Sellers nor the performance of the Sellers and the Company of their respective obligations hereunder, will:-

3.1 Violate or result in any breach of any provision of any shareholders agreement among the shareholders of the Company or the Memorandum and Articles of Association of the Company

3.2 Violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation, or result in the loss of any material benefit, or give rise to the creation of any options, pledges, security interests, liens, mortgages, claims, debts, charges, voting agreements, voting trusts or other encumbrances or restrictions on transfer of any kind whatsoever (each, an "Encumbrance") upon any of the Company's assets under any of the terms, conditions or provisions of any contract, agreement or arrangement, whether written or oral nor

3.3 Violate any order, writ, judgement, injunction, decree, statute, law, rule, regulation or ordinance of any court or governmental, quasi-governmental or regulatory department or authority ("Governmental Authority") applicable to the Sellers or the Company.

4 **Consents and Approvals**

No filing or registration with, no notice to and no permit, authorisation, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by the Sellers and the Company or the performance by the Sellers and the Company of the transactions contemplated hereby.

5 **Financial Statements**

5.1 The Accounts are true and correct in all material respects and fairly present the financial condition of the Company as of the dates thereof and the results of operations of the Company for the periods indicated.

5.2 The Management Accounts fairly present the financial condition of the Company as at 31 December 2004

6 **Absence of Certain Changes**

The Warrantors and the Company have conducted the Company's business only in the ordinary and usual course, and, without limiting the generality of the foregoing, there has not been, since the Accounts Date:-

6.1 Any event, change or conditions of any character in or on the business, financial condition or results of operations of the Company, which, individually or in the aggregate, has had a material adverse effect on the Company

6.2 Any sale, lease, license, encumbrance or other transfer or disposition of any of the Company's assets other than in the ordinary course of business

6.3 Any entry into any contract (as hereinafter defined) by the Company, other than in the ordinary course of business

6.4 Any damage, destruction or loss to any assets, whether or not covered by insurance, which materially adversely affected the Company's business and operations; or

6.5 Any material change by the Company in its financial accounting principles or methods

7 **Title to The Company's Assets**

The Company has good and marketable title to all of its assets, free and clear of any and all Encumbrances. The Company's assets are all of the properties and assets that are individually and/or in the aggregate material to the Company.

8 **Contracts**

8.1 The Purchaser has been provided with a list of the Company's material contracts. Without limiting the generality of the foregoing, there are no contracts including any non-competition agreements and other agreements which restrict the right of the Company to conduct its business and all other contracts which are material to the conduct of the Company's business or by which the Company's assets are bound

8.2 So far as the Warrantors are aware neither the Sellers nor the Company are in default with respect to any obligation to be performed under any contract of the Company where the Company is a party

8.3 Neither the Warrantors nor the Company have any knowledge of any default by any third party under any contract where the Company is a party. So far as the Warrantors are aware there exists no event, occurrence, condition or fact, which with the giving of notice or the lapse of time, or both would become a default by the Sellers and/or the Company or any third party under any contract

8.4 No consent by, notice to or approval from any third party is required under any of the contracts as a result of or in connection with the execution, delivery or performance of this Agreement and the performance of the transactions contemplated herein or therein and such contracts shall continue in full force and effect in accordance with their terms following the performance of the transactions contemplated herein and therein

9 **Compliance with Applicable Laws Permits and Licenses**

9.1 The Company holds, and at all relevant times has held, all material licenses, franchises, permits, consents and authorisations necessary for the lawful conduct of its business and operations, and the business and the operations of the Company are not being and have not been conducted in violation in any material respect of any provision of any statute, law, ordinance, rule, regulation, judgement, decree, order concession, grant, franchise, permit, consent or license or other governmental authorisation or approval applicable to the Company.

9.2 The Company has not received any notification from any Governmental Authority of any failure by the Company to comply with any such statute, law, ordinance, rule, regulation, judgement, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorisation or approval applicable to the Company.

10 **Absence of Litigation**

There are no claims, actions, suits, proceedings, or investigations pending or, to the knowledge of the Warrantors, threatened against the Company, or any of its assets or rights. The Warrantors are not aware of any fact, event or condition which could be reasonably be expected to serve as a basis for the non-frivolous assertion of any such claim, action, suit, proceeding or investigation and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

11 **Regulatory Reports**

The Company has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file in the last five (5) year period with any Governmental Authority, and have paid all fees or assessments due and payable in connection therewith (other than any such fees or assessments which are being contested in good faith). Except for normal periodic examinations conducted by the applicable Governmental Authority in the regular course of its business and operations, no Governmental Authority has initiated any proceeding or investigation into the Company in the last five (5) year period. There is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to an examination of the Company.

12 **Operations Insurance**

All liability, property, employees compensation, directors and officers' liability, and other similar insurance contracts that insure the Company and the Company's assets are in full force and effect and, in light of the business and operations of the Company, in amounts which provide coverage that is reasonable and customary for companies in similar businesses.

13 **Pending Legal Actions or Claims**

The Warrantors and the Company are not aware of any pending legal actions or claims, which could be the basis of any legal actions against the Company, which would in any way diminish the value of the assets of the Company.

14 **Compliance with Laws**

To the Warrantors' knowledge, each of the Sellers has complied with all applicable laws, ordinances, regulations, rules and restrictions pertaining to and affecting the Company.

15 **Insolvency**

There has not been filed by or against any Seller or the Company a petition in bankruptcy or any other insolvency proceedings, or for the reorganisation or appointment of a receiver or trustee, nor has any Seller made any assignment for the benefit of creditors, nor filed a petition for arrangement, nor entered into an arrangement with creditors, nor admitted in writing its inability to pay debts as they become due.

16 **Employee Benefit Plans**

16.1 There are no plans programs arrangements agreements or commitments which is an employment consulting or deferred compensation agreement or an executive compensation incentive bonus or other bonus employee pension profit sharing savings retirement stock option stock purchase severance pay life health disability or accident insurance or vacation plan program arrangement or commitment that will become binding on or a liability of the Purchaser and/or the Company

16.2 All obligations of the Seller and/or the Company whether arising by operation of law by contract or by past custom for payments to trusts or other funds or to any governmental agency or to any individual director officer employee or agent (or his or her heirs legatees or legal representatives) with respect to unemployment compensation or social security benefits (or similar benefits under foreign laws rules and regulations) or for vacation or holiday pay overtime bonuses and other forms of compensation leave or other benefits which are payable to its directors officers employees or agents have been paid when due and no liability or obligation in respect thereof will become a liability or obligation of the Purchaser and/or the Company

17. **Agreements with Governmental Authorities**

The Company is not subject to any cease and desist or other order issued by or a party to any written agreement or memorandum of understanding with any Governmental Authority

18. **Undisclosed Liabilities**

To the Warrantors best knowledge the Company does not have any liability except for liabilities reflected on the Accounts and the Management Accounts

19. **Notification of Certain Matters**

19.1 The Warrantors shall give prompt notice to the Purchaser and the Purchaser shall give prompt notice to the Warrantors on becoming aware of:-

19.1.1 the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause any representation or Warranty contained in this Agreement to be untrue or inaccurate; and

19.1.2 any failure of the Warrantors or the Purchaser as the case may be to comply with or satisfy any covenant condition or agreement to be complied with or satisfied by it hereunder

20. **Seller's Covenants**

As of the Accounts Date and prior to the execution of this Agreement:

20.1 The Company has carried on its business and maintained the Leasehold Property essentially in the same manner as heretofore conducted and has not entered into any transaction inconsistent with the transactions contemplated by this Agreement.

20.2 Summary details of the current insurance policies maintained by the Company are set out in the Disclosure Letter

20.3 The Company has not taken any action or omitted to take any action which action or omission would cause a material breach by it of the current lease or any other material contract, commitment or obligation with respect to the Leasehold Property or amended or terminated any such contract, commitment or obligation

20.4 The Company has not declared any dividend in the period from 31 December 2004 to the Completion Date

21. Taxes

21.1 For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any country, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, goods and services, fringe benefits, withholding, sales, use, service, real or personal property, special assessments, common stock, license, payroll, employment, social security, accident compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer, and gains taxes and (ii) any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with any taxing authority, domestic or foreign, including, without limitation, consolidated, combined, and unitary tax returns.

21.2 All Tax Returns required to be filed by or with respect to the Company have been duly and timely filed, and all such Tax Returns are true and complete in all material respects. The ~~Seller~~ and/or the Company have duly and timely paid all Taxes that are calculated to be due, or claimed or asserted by any taxing authority to be due, from or with respect to it for the periods covered by such Tax Returns.

21.3 There are no Liens (as hereinafter defined) with respect to Taxes upon any of the Company's assets

21.4 No Tax Return of the Company has been examined by any local taxing authority for tax periods beginning on or after the date that is five (5) years prior to the beginning of Company's current tax year, and the statute of limitations for all periods through December 1999 has expired. The state, local, and foreign Tax Returns of the Company and of each affiliated, consolidated, combined, or unitary group of which the Company is or has been a member have been

audited or examined, and all statutes of limitation for all applicable state, local, and foreign taxable periods through December 1999 has expired. There are no outstanding agreements, waivers, or arrangements extending the statute period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Seller for any taxable period, and no power of attorney granted by the Company with respect to Taxes is currently in force.

21.5 The Company has not been and is not in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes. The Company has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

21.6 The Company is not a party to, is not bound by, nor has any obligation under, any Tax sharing agreement or similar contract.

21.7 The Company has complied with all applicable customs duties and documentation requirements with respect to the legal importation of all imported the Company's assets.

22. **Sellers' Representations**

22.1 The Sellers have knowledge and experience in financial and business matters and are capable of evaluating the merits and risks of an investment in the Purchaser.

22.2 The Sellers understand that the Consideration Shares set forth in this Agreement have not been registered under the Act and are delivered pursuant to the terms of this Agreement in reliance on an exemption thereunder for intrastate sales, have not been approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency. A RESALE OF THE SECURITIES SUBSCRIBED FOR HEREUNDER CANNOT OCCUR UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FOR SUCH RESALE EXISTS.

22.3 The Sellers understand that the certificates representing the Consideration Shares shall have a statement in substantially the following form

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.

23. Information Provided

All information provided to the Purchaser in this Agreement, the Schedules and Disclosure Letter is true, correct and complete.

24. Representations Warranties and Covenants by the Purchaser

As a material inducement to the Sellers to enter into this Agreement and to perform the transactions contemplated hereby, the Purchaser makes the following representations and warranties to the Sellers as of the Completion Date:-

24.1 Good Standing and Due Authorisation

The Purchaser is a duly incorporated and validly existing company under the laws of Nevada, USA.

24.2. Authorisation and Enforceability

The Purchaser has full power and authority to enter into this Agreement, to perform its obligations hereunder and to perform the transactions contemplated hereby.

24.3 The execution and delivery by the Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder, have been duly and validly authorised and no other action or consent on the part of Purchaser is necessary for the execution and delivery of the Agreement

24.4 This Agreement is, and the other documents and instruments referred to therein shall be, when executed and delivered, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

24.5 The execution, delivery and performance of this Agreement by the Purchaser does not:-

24.5.1 conflict with or result in a violation of the Memorandum and Articles of Association of the Purchaser;

24.5.2 conflict with or violate any judgement, order or decree binding on the Purchaser or any contract to which the Purchaser is a party or by which the Purchaser is bound, the breach of which could have a material effect on the Purchaser's ability to perform the transactions contemplated thereby;

24.5.3 require the consent or approval of any other person.

24.6 The individual executing this Agreement on behalf of the Purchaser has full and lawful authority to bind and obligate the Purchaser to perform its obligations as herein provided

24.7 The Purchaser shall (or shall procure that the Company shall (as the case may be)) ensure that during the period of 7 calendar months

from Completion, other than with the prior written consent of each of the Sellers:

24.7.1 There shall be no sale, transfer, assignment or other disposal of any material part of the Business (or any interest therein) and neither the Purchaser nor the Company shall enter into any agreement or commitment to do so

24.7.2 No voluntary resolution for the winding up of the Company or of the Purchaser shall be proposed or passed; no order shall be made or petition presented for any such winding up; no steps shall be taken by the Company or by the Purchaser for the appointment of an administrator or receiver or administrative receiver of any part of the Company's or the Purchaser's property; no arrangement or composition shall be made or proposed by the Company or by the Purchaser with its creditors or any class of its creditors; and no voluntary arrangement shall be made or proposed under section 1 of the Insolvency Act 1986 in respect of the Company or the Purchaser except, in all cases, where the relevant board of directors has received advice from a registered insolvency practitioner to the effect that their fiduciary duty to the Company's or to the Purchaser's creditors (as appropriate) requires them to cause the Company or the Purchaser to take such steps having regard to its financial position

24.7.3 No actions shall be deliberately taken, or omissions deliberately permitted, by the Company or by the Purchaser, the material purpose (or one of the material purposes), of which is to materially and adversely decrease the turnover and/or the profits of the Company

24.7.4 No dividend will be declared or paid

24.7.5 No increase shall be made to the remuneration of any officers of the Company as at the Completion Date or any new officers appointed to the Company (together "the Officers") other than to the extent that such increase is required to be incurred by the Company in order to maintain existing benefits of the Officers at the same or a comparable level as those set out in the service agreements of the Officers entered into at or around the Completion Date

SIGNED by **PAUL MARTIN HUCKER**)
in the presence of:-)

Witness Signature:

Witness Name: MARY WINTER

Address: 1 London Street
Reading

Occupation: Solicitor

SIGNED by each of:-

ANDREW R FOWLES)

MICHAEL MILLARD)

RITA MARY JANE COX)

as Executors of Stephen
Cox deceased in the presence of:-

Witness Signature:

Witness Name: GRAHAME HOWARD JAMES.

Address: 16 CURZON DRIVE
FLEET
HANTS.

Occupation: BARRISTER.

SIGNED by **DAVID NORMAN**)
in the presence of :)

Witness Signature:

Witness Name: JOHN COPE

Address: 16 PHILLIPS HATCH
WONERSH, GUILDFORD
SURREY GU5 0PX

Occupation: CHARTERED ACCOUNTANT

SIGNED by GRAHAM PARSONS) G Parsons.
in the presence of :)

Witness Signature:

Witness Name: JOHN COSE

Address: 16 PHILLIPS HATCH
WONERSH GUILDFORD
SURREY GU5 0PX

Occupation: CHARTERED ACCOUNTANT

SIGNED by ALAN SMITH) PAUL KUCKER as attorney for Alan Smith
in the presence of :)

Witness Signature:

Witness Name: MARY WINTER

Address: 1 London Street
Reading

Occupation: Solicitor

SIGNED by RICHARD STEPHENSON)
in the presence of :)

Witness Signature: SHutchinson

Witness Name: SAMANTHA HUTCHINSON

Address: 59 TURGIS ROAD, FLEET, HANTS,
GU51 1EL

Occupation: ADMINISTRATOR

SIGNED by COLIN HUTCHINSON)
in the presence of :)

Witness Signature:

Witness Name: Jon Chidley

Address: 2629 NE 14 Street
FT. Lauderdale FL 33304

Occupation:

SIGNED by)
for and on behalf of **SPREAD**)
TRUSTEE COMPANY LIMITED)
in the presence of :

Witness Signature:

Witness Name:

Address:

Occupation:

SIGNED by DONALD WINFREY) [signature]
for and on behalf of **AZUR**) PRESIDENT
INTERNATIONAL LIMITED)
in the presence of :

Witness Signature: [signature]

Witness Name: Lou Andreani

Address: 2629 NE 14 Street FT. Lauderdale, FL 33304

Occupation:

SIGNED by for and on behalf of **SPREAD TRUSTEE COMPANY LIMITED** as trustees as aforesaid in the presence of :	)	Director
Witness Signature:		
Witness Name:		REBECCA LUCY GUILBERT
Address:		PO BOX 119 COMMERCE HOUSE ST PETER PORT GUERNSEY GY1 5HB
Occupation:		ADMINISTRATOR

SIGNED by for and on behalf of **AZUR INTERNATIONAL LIMITED** in the presence of :	)	
Witness Signature:		
Witness Name:		
Address:		
Occupation:		